AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT

This Executive Change of Control Agreement (this “Agreement”), made as of the 31st day of December, 2004, by and between On Assignment, Inc., a Delaware corporation (the “Company”), and Peter T. Dameris (the “Executive”), is amended and restated as of December 11, 2008.

Recitals

A.            The Executive currently serves as the President and Chief Executive Officer of the Company.  The Company and the Executive are parties to that certain Senior Executive Agreement dated as of October 27, 2003 (as amended from time to time, the “Employment Agreement ”).

B.            Pursuant to the terms of the Employment Agreement and the terms of the Company’s Change in Control Severance Plan (the “ASGN Severance Plan ”), the Executive was entitled to receive certain severance benefits in the event of a change in control of the Company.

C.            The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to modify the ASGN Severance Plan to eliminate its coverage of the Executive and to enter into this Agreement.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.             Certain Definitions.  Capitalized terms (such as “Cause”) not otherwise defined herein shall have the meanings set forth in the Employment Agreement.  In addition to the terms defined elsewhere herein, the following terms shall have the respective meanings set forth below:

(a)           “Accrued Compensation” means an amount including all amounts earned or accrued through the termination date but not paid as of the termination date including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the termination date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the termination date.   It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.

(b)           “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(c)           “Base Salary” means the Executive’s Annual Base Salary (as defined in Section 1(b)(i) of the Employment Agreement) at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

(d)           “Cause” has the meaning given to it in the Employment Agreement.

(e)           “Change of Control” shall be deemed to occur upon the consummation of any of the following transactions:

(i)            a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or

(ii)           the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii)          any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

(iv)          the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Company capital stock; or

(v)           during any period of two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Company’s stockholders was approved by a vote of at least [two-thirds (2/3)] of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least [a majority] of the directors then comprising the Board on the date hereof (the “Incumbent Board ”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(f)            “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date two years after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date ”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date, the Company gives notice to the Executive that the Change of Control Period shall not be extended.

(g)           “Date of Termination” means the date on which the Executive experiences a Separation from Service.

(h)           “Involuntary Termination” shall mean the termination of Executive’s employment with the Company (or, if applicable, successor entity) other than by reason of death or disability:

(i)            upon Executive’s involuntary discharge or dismissal other than for Cause,

(ii)           upon Executive’s resignation for Good Reason in accordance with the terms of Section 1(c)(i)(E) of the Employment Agreement,
(iii)          upon Executive’s resignation following (A) a reduction in Executive’s level of Base Salary or any Target Bonus (unless, in the case of a reduction in any Target Bonus, there is a corresponding increase in the level of Base Salary such that, in the aggregate, Executive is no worse off) or (B) a material reduction in Executive’s benefits, provided and only if such change or reduction is effected without Executive’s written concurrence, or

(iv)          upon Executive’s resignation following a change in the Executive’s position with the Company (or, if applicable, with the successor entity) that is effected without the Executive’s consent and that materially reduces his level of responsibility or authority, other than reductions attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company.

Except as provided in Section 2(b), for purposes of this Agreement any determination of “Involuntary Termination” made by the Company or the Executive shall be made in good faith.  Any dispute regarding same shall be promptly resolved by arbitration in accordance with the provisions of Sections 8(g) and (h) below.

(i)            “Pro Rata Bonus” means an amount equal to 100% of the Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates following a Change of Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

(j)             “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h).

(k)            “Target Bonus” shall mean the bonus which would have been paid to the Executive for full achievement of the Company’s base business plan or budget and/or for the attainment of specific performance objectives pertaining to the business of the Company or any of its specific business units or divisions, or to individual performance criteria applicable to the Executive or his position, which objectives have been established by the Board of Directors (or the Compensation Committee thereof) for the Executive relating to such plan or budget for the year in question.  “Target Bonus ” shall not mean the “maximum bonus” which the Executive might have been paid for overachievement of such plan.

2.             Involuntary Termination of Employment Following a Change in Control.

(a)           Subject to the terms of this Agreement, the Executive shall be entitled to receive severance payments from the Company for services previously rendered to the Company and its Affiliated Companies if all of the following conditions are met:  (1) a Change of Control occurs during the Change of Control Period, (2) the Executive’s employment is terminated under circumstances constituting an Involuntary Termination, and (3) the Date of Termination occurs during the period commencing upon such Change of Control and ending on the date that is six (6) calendar months and ten (10) business days following the Change of Control.  In such event, the severance provisions of this Agreement shall control and take precedence over any inconsistent terms of the Employment Agreement (including without limitation Section 1(c)(iii)), and the Company shall, subject to Section 8 below:

(i)            within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), pay to the Executive the Executive’s Accrued Compensation and Pro-Rata Bonus;

(ii)           within 30 days after the Date of Termination (with the exact payment date to be determined in the sole discretion of the Company), pay to the Executive the amount equal to the product of (i) 3.00 and (ii) the sum of (A) the Executive’s Base Salary and (B) the Executive’s Target Bonus;
(iii)            for a period of eighteen (18) months after the Date of Termination, continue to provide the Executive with his car allowance as in effect immediately prior to the Change of Control, payable in substantially equal monthly installments commencing on the Date of Termination, provided, however that if the Executive becomes reemployed with another employer and is eligible to receive a car allowance, the Company shall be relieved of its obligation to pay the Executive’s car allowance;

(iv)          for eighteen (18) months after the Date of Termination, orsuch longer period as may be provided by the terms of the appropriate plan, program, practice or policy,

subject to the Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the Executive’s and/or the Executive’s family’s COBRA premiums in respect of COBRA benefits to be provided at the levels being provided to the Executive and/or the Executive’s family immediately prior to the Change of Control through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the benefits described in this Section 2(a)(iv) shall be secondary to those provided under such other plan during such applicable period of eligibility, provided, further, that if during the period of continuation coverage, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period;

(v)                  within 30 days after the Date of Termination (with the exact payment date to be determined in the sole discretion of the Company), subject to Section 8(c) below, pay to the Executive a cash amount equal to the aggregate premiums that the Company would have paid for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the Date of Termination, had the Executive remained employed by the Company for eighteen (18) months after the Date of Termination;

(vi)                            during the eighteen (18) month period immediately following the Date of Termination, pay to the Executive, in substantially equal monthly installments, an amount equal to the aggregate contribution (if any) to the Company’s Deferred Compensation Plan and other retirement plans that the Company would have made on behalf of the Executive (including matching contributions) if the Executive’s employment continued for eighteen (18) months after the Date of Termination, assuming for this purpose that all benefits under such retirement plans are fully vested and that the Executive’s compensation during such eighteen (18) months were the same as it had been immediately prior to the Change of Control, (for clarification and avoidance of doubt, the foregoing provision applies only to amounts contributed by the Company to Executive’s Deferred Compensation Plan account, such as amounts contributed by the Company to match the Executive’s deferral amounts, but does not apply to any amounts deferred by Executive, the payout of which shall remain subject to and governed by the terms and conditions of the Deferred Compensation Plan); and

(vii)           provide the Executive, at the Company’s expense, with outplacement services reasonably selected by the Executive,  provided, however, that the cost to the Company shall not exceed $15,000 and such services shall be provided to Executive no later than the end of the second calendar year following that in which the Date of Termination occurs.

(b)           Anything in this Agreement to the contrary notwithstanding, a termination of employment by the Executive for any reason or for no reason during the period commencing on the date that is six months after the date of a Change of Control and ending ten (10) business days thereafter shall be deemed to be an “Involuntary Termination” for all purposes of this Agreement.

3.             Termination of Employment Following a Change of Control for Cause or Other Than in Connection with an Involuntary Termination.  If following a Change of Control the Executive’s employment is terminated for Cause or the Executive resigns other than in connection with an Involuntary Termination or due to the Executive’s death or disability, this Agreement shall terminate without further obligations to the Executive and all obligations and rights of the Executive and the Company shall be governed by the appropriate operative provisions of the Employment Agreement.  The Executive shall not be deemed to have been terminated for Cause under this Agreement, unless such termination is made in full compliance with the terms of Section 1(c)(i)(D) of the Employment Agreement, including without limitation the provisions relating to notice, the opportunity to be heard by the Board, the determination of “Cause” being made by a majority of the directors of the Company and the Executive’s right to appeal any such determination.

4.             Effect on Option, Restricted Stock and Restricted Unit Agreements.  Immediately prior to a Change in Control, the vesting and exercisability of all stock options, restricted stock and restricted stock unit grants made to the Executive by the Company which are outstanding at the time of such event shall be accelerated with respect to all shares subject thereto, provided, however, that notwithstanding the foregoing, (i) all outstanding TSR Performance-Vesting RSU Grants and EBITDA Performance-Vesting Restricted Stock Grants (each as defined in the Employment Agreement) which have not previously vested (and in the case of outstanding EBITDA Performance-Vesting Restricted Stock Grants, have not previously been earned and/or vested) shall vest only in accordance with the attainment of applicable Performance Goals (as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement applicable to such Grants in the event of a Change in Control, and (ii) payment in respect of any restricted stock units shall be made in accordance with the terms of such restricted stock units.  Accordingly, all stock options shall be exercisable at such time in accordance with their terms.  This Agreement is intended to amend all stock option, restricted stock and restricted stock unit grants previously awarded to the Executive to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such stock option, restricted stock and restricted stock unit grants.  The Company agrees for purposes of determining the continued exercisability of Executive’s stock options outstanding on the Date of Termination, Executive shall be considered to have remained employed by the Company until the date that is eighteen (18) months from the Date of Termination, provided, however, that in no event shall any stock option remain exercisable beyond the earlier to occur of the tenth anniversary of the applicable grant date or the stock option’s stated expiration date.

5.             Certain Additional Payments by the Company.

(a)           Anything to the contrary in this Agreement or any other agreement, plan, contract or understanding entered into between Executive and Company notwithstanding, and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 5 shall not be conditioned upon the Executive’s termination of employment.

(b)           Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.   Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within ten (10) businessdays after the Accounting Firm has given the Company notice of the amount it has determined to be the Underpayment.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination, provided, however, that notwithstanding anything herein to the contrary, in no event shall any Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 5 be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  Any costs and expenses incurred by the Company on behalf of the Executive under this Section 5 due to any tax contest, audit or litigation will be paid by the Company by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim and the Company has a good faith basis to contest the claim, the Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses, which payments, if any, shall be paid in accordance with the last sentence of Section 5(b) above.  Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees that he will, to the extent reasonably requested by the Company, prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine;  provided, however,  that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           Notwithstanding any other provision of this Section 5, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

(e)            Definitions.  The following terms shall have the following meanings for purposes of this Section 5:

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(ii)           “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)          “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
 (iv)          A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v)           “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and subject to the effect of the provisos at the end of Section 2(a)(iii) above, such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay  as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, subject to Section 8 below, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.             Successors.

(a)           This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 7(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  For purposes hereof, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

8.          Code Section 409A.

(a)           The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date hereof, the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Code Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder, provided¸ however, that the Company shall have no obligation to take any action described in this Section 8 or to indemnify the Executive for any failure to take any such action.

(b)           Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under Section 2 above, shall be paid to the Executive during the 6-month period following the Executive’s Separation from Service to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period.

(c)           To the extent that any reimbursements hereunder constitute taxable compensation to the Executives, including without limitation, any reimbursements made in accordance with Section 6 above (but excluding any reimbursements made in accordance with Sections 2 and 5 above, which reimbursements shall be provided in accordance with such Sections), such reimbursements shall be made to the Executive promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.         Miscellaneous.

(a)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

Peter T. Dameris

if to the Company:
On Assignment, Inc.
26651 West Agoura Road
Calabasas, CA 91302

Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement or the Employment Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            For clarification, this Agreement is intended to supplement the terms of the Executive’s previously executed Employment Agreement and shall control in the event of any termination for Good Reason or other than for Cause of the Executive’s employment by the Company in connection with or following any Change of Control;  provided, however,  that the Executive shall not be entitled to payments or benefits in respect of the termination of his employment under both this Agreement and the Employment Agreement, except to the extent that such other payments or benefits are complementary to (and not duplicative of) payments and/or benefits provided hereunder.  Simultaneously with the execution of this Agreement by a duly authorized officer of the Company and the Executive, the Executive shall no longer be eligible to participate in the ASGN Severance Plan.

(g)           All claims by the Executive for payments or benefits under this Agreement shall first be directed to and determined by the Company’s Compensation Committee of the Board of Directors and shall be in writing.  Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (h)  below.  The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration.  If for any reason the arbitrator has not made his award within ninety (90) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position and the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 90 day period, pay Executive his expenses and all amounts claimed by him that were the subject of such dispute and arbitration proceedings.

(h)           Subject to the terms of paragraph (g) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (h).  Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution.  Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable.  Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator.  At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing.  The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery.  The award rendered by the arbitrator(s) may include, without limitation, special, punitive and/or consequential damages, if and to the extent deemed appropriate by the arbitrator(s).  The award rendered by the arbitrator(s) shall be final and binding upon both parties.  The arbitration shall be conducted in Los Angeles County, California.  The California State Superior Court located in Los Angeles County, California shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.

(i)            This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)            This Agreement shall terminate and be of no further force and effect immediately upon the Executive’s voluntary termination of his employment with the Company (irrespective of whether such termination constitutes retirement or resignation),  provided  that such termination is not with Good Reason and does not constitute an Involuntary Termination.

[Execution Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Peter T. Dameris
Peter T. Dameris

ON ASSIGNMENT, INC.

By	/s/ Jeremy Jones
Jeremy Jones
Chairman of the Board